NEWS RELEASE

For Immediate Release

SONO RESOURCES COMPLETES DUE DILIGENCE ON COPPER AND SILVER EXPLORATION LICENCES IN BOTSWANA

Vancouver -June 9, 2011- PR Newswire -Sono Resources Inc. (OTCQB-SRCI); the "Company") announces that it has completed its due diligence regarding the purchase of three Copper and Silver mineral exploration licences in Northwest Botswana, Africa.

Sono has received a final title opinion and plans to close the proposed acquisition on or before June 15th, 2011.

In accordance with the terms of the Share Purchase Agreement, the Company is required to provide the vendor an initial cash payment of USD$200,000 within three business days of the execution of the Share Purchase Agreement (paid), a further cash payment of USD$100,000 on or before closing; and 6,500,000 restricted common shares of the Company at closing, and which closing must occur on or before June 15, 2011 unless otherwise mutually determined.

The area where the licenses are located has been widely characterized as an extension of the Kalahari Copper Belt, which is believed to extend from Zambia through Botswana. The belt is home to many producing copper mines and many more recent and successful exploration activities.

About Sono Resources Inc.

Sono Resources Inc. is a mineral exploration company seeking to acquire, explore and develop highly prospective metal projects in Africa. Its core project, located in Botswana, covers 2965.6 square kilometers and is part of the Kalahari Copper Belt, recognized as one of the largest producing Copper belts in the world. See www.sonoresourcesinc.com for more information.

Contact:

Investor Relations
1.855.662.7666

Certain statements in this release are forward-looking statements, which reflect the expectations of management. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to the Company's further drilling, its expectations to receive results or its ongoing exploration program. Such statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. These forward-looking statements reflect management's current views and are based on certain expectations, estimates and assumptions, which may prove to be incorrect. A number of risks and uncertainties could cause our actual results to differ materially from those expressed or implied by the forward-looking statements, including: (1) a downturn in general economic conditions in North America and internationally, (2) the inherent uncertainties and speculative nature associated with mineral exploration and production, (3) a decreased demand for minerals and fluctuations in the price of such minerals, (4) any number of events or causes which may delay or cease exploration and development of the Company's property interests, such as environmental liabilities, weather, mechanical failures, safety concerns and labor problems; (5) the risk that the Company does not execute its business plan, (6) political and foreign risks, (7) inability to retain key employees, (8) inability to finance operations and growth, and (9) other factors beyond the Company's control. These forward-looking statements are made as of the date of this news release and, except as required by law, the Company assumes no obligation to update these forward-looking statements, or to update the reasons why actual results differed from those projected in the forward-looking statements. We seek safe harbor.